Exhibit 10.3a

Vulcan Inc.
505 Union Station
505 Fifth Avenue South, Suite 900
Seattle, WA 98104

April 14, 2003

Charter Communications VII, LLC
12405 Powerscourt Drive
St. Louis, MO 63131

Ladies and Gentlemen:

     You have requested that Vulcan Inc. (“Vulcan”) agree to, or cause one or more of its affiliates to, provide a senior secured credit facility (the “Facility”) to you (the “Borrower”), in an amount not to exceed $300 million (the “Commitment Amount”). Initially, the Facility will be utilized by the Borrower to make investments in Falcon Cable Communications, LLC (“CC VII”). The Borrower will concurrently cause CC VII to utilize loans under the Facility to repay revolving loans under its credit facility, loan an amount equal to the loans under the Facility directly to Holdings and/or distribute an amount equal to such loans to the Borrower. If CC VII makes a distribution to the Borrower, the Borrower will then distribute such amount to Charter Communications Holdings LLC (“Holdings”). Holdings will utilize the amount of such loan or distribution to make direct or indirect investments in Charter Communications Operating, LLC (“CCO”), CC VI Operating Company, LLC (“CC VI”), and CC VIII Operating, LLC (“CC VIII Operating”). Each of CC VII, CCO, CC VI and CC VIII Operating (the “Operating Companies”) will be required to use such amounts to repay revolving loans under their respective credit facilities, in order to enable the Operating Companies to create or preserve a 5% (or such higher percentage, not to exceed 10%, as may be reasonably determined by the Operating Companies) cushion with respect to the leverage ratio required for compliance under their respective credit facilities through March 31, 2004 (after giving effect to the actions reasonably available to the Operating Companies to cause compliance with financial covenants under the Operating Company credit facilities).

     The Facility will include a letter of credit subfacility of $100 million; provided that the aggregate amount of the entire Facility shall not exceed the Commitment Amount. After such time as 100% of the equity interests in the Borrower, CCV Holdings, LLC, CC VI Holdings, LLC, and, to the extent permitted by the lenders under its credit facility, 100% of the equity interests of CCO, have been contributed to CCH II, LLC (“NewCo”), NewCo will become the borrower of all subsequent advances under the Facility.

     Vulcan is pleased to advise you of its commitment to provide the entire amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of the Terms of the Facility attached hereto as Exhibit A (the “Term Sheet”). Vulcan may provide the entire amount of the Facility directly or indirectly through one or more of its affiliates.

     You hereby represent and covenant that (a) all information other than financial projections (the “Information”) that has been or will be made available to Vulcan or Vulcan’s affiliates, representatives and advisors by you or any of your affiliates, representatives or advisors is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the financial projections that have been or will be made available to Vulcan or Vulcan’s affiliates, representatives and advisors by you or any of your affiliates, representatives or advisors have been or will be prepared in good faith based upon reasonable assumptions, it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such projections will be realized. You understand that we may use and rely on the Information and financial projections without independent verification thereof.

     As consideration for Vulcan’s commitment hereunder, you agree to pay to Vulcan a Facility Fee equal to 1.5% of the Commitment Amount; provided that (a) a portion of the Facility Fee in an amount equal to 0.5% of the Commitment Amount shall be earned upon execution of this Commitment Letter and shall be payable in equal quarterly installments during a three year period commencing on the date of this Commitment Letter and (b) the remainder of the Facility Fee in an amount equal to 1% of the Commitment Amount shall be earned upon execution of the Definitive Documentation (as defined below) and shall be payable in equal quarterly installments, commencing on the execution of the Definitive Documentation and ending on the third anniversary of the date of this Commitment Letter.

     Vulcan’s commitment hereunder is subject to (a) our not becoming aware after the date hereof of any information or other matter affecting Charter Communications, Inc., the Borrower, any of their subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (b) the negotiation, execution and delivery on or before June 30, 2003 of definitive documentation (the “Definitive Documentation”) with respect to the Facility reasonably satisfactory to Vulcan and its counsel, (c) there not being any default or event of default under any of the credit facilities of the Operating Companies on April 30, 2003 and (d) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Vulcan’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet; provided that Vulcan acknowledges and agrees that any additional terms and conditions required by Vulcan will be consistent with the terms and conditions set forth in this Commitment Letter and the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Vulcan and the Borrower.

     You agree (a) to indemnify and hold harmless Vulcan and its affiliates and their respective officers, directors, employees, representatives, advisors and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (1) they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, or (2) they relate to the duties owed by an indemnified person or any of its affiliates as a director or stockholder of Charter Communications, Inc., including any claims that arise out of claims that the transactions contemplated by this Commitment Letter and the Term Sheet involve transactions with an interested director, and (b) to reimburse Vulcan and its affiliates on demand for all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, and the Definitive Documentation) or the administration, amendment, modification or waiver thereof; provided that expenses to be reimbursed pursuant to this clause (b) incurred through the date of execution of the Definitive Documentation shall not exceed $1,000,000. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

     This Commitment Letter shall not be assignable by you, other than to NewCo, without the prior written consent of Vulcan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Vulcan. Any provision of this Commitment Letter which is prohibited or unenforceable in any jurisdiction shall, as to such provision and jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Commitment Letter or affecting the validity or enforceability of such provision in any other jurisdiction. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Facility and sets forth the entire understanding of the parties with respect thereto.

     This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the nonexclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the making of the commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to trial by jury in any such suit, action or proceeding. Service of any process, summons, notice or document by registered mail addressed to either party shall be effective service of process against such party for any suit, action or proceeding brought in any court.

     The compensation, reimbursement and indemnification provisions contained herein shall remain in full force and effect regardless of whether Definitive Documentation shall be executed and notwithstanding the termination of this Commitment Letter or Vulcan’s commitment hereunder.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents, auditors and advisors who are directly involved in the consideration of this matter, (b) to your lenders if required by them (in which case you agree to consult with us prior to such disclosure), or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us prior to such disclosure). Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility, provided, however, that no party (and no employee, representative, or other agent thereof) shall, except as otherwise permitted herein, disclose any information that is not necessary to understanding the tax treatment and tax structure of the

Facility (including any information to the extent that such disclosure could result in a violation of any federal or state securities law).

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          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us an executed counterpart hereof not later than 5:00 p.m., New York City time, on April 18, 2003. Vulcan’s commitment will expire at such time in the event Vulcan has not received such executed counterparts in accordance with the immediately preceding sentence, along with payment of the initial installment of the Facility Fee.

Very truly yours,

VULCAN INC.

By:	/s/ William D. Savoy

William D. Savoy, President and CEO, Portfolio and Asset Management Division of Vulcan Inc.

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Accepted and agreed to as of
the date first written above by:

CHARTER COMMUNICATIONS VII, LLC

By:	/s/ Curtis S. Shaw

Name: Curtis S. Shaw
Title: Senior Vice President

Exhibit A

Summary of the Terms of the Facility

     Set forth below is a summary of certain of the material terms of the Facility. Capitalized terms used herein without being defined shall have the meaning ascribed to such terms in the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached. This summary is intended merely as an outline, and does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the Definitive Documentation relating to the Facility; provided that the Lender acknowledges and agrees that any additional terms and conditions required by the Lender will be consistent with the terms and conditions set forth in this Commitment Letter and the Term Sheet.

Initial Borrower:	Charter Communications VII, LLC (“CC VII Holdings”).

NewCo:	Charter Communications, Inc. (“CCI”) shall (i) use its commercially reasonable efforts to cause Charter Communications Holdings, LLC (“Holdings”) to contribute (the “Equity Contribution”) to CCH II, LLC (“NewCo”) all of the equity of CC VI Holdings, LLC (“CC VI Holdings”), the Borrower, CC V Holdings, LLC (“CC V”), Charter Communications Ventures, LLC, CC Systems, LLC, CC Fiberlink, LLC and Charter Communications Operating, LLC (“CCO”), as illustrated by Appendix A, and (ii) use its commercially reasonable efforts to cause NewCo to hold the real estate located at 12405 Powerscourt Drive, St. Louis, MO 63131 and corporate aircraft owned by CCI and its subsidiaries (collectively, the “Real Estate and Aircraft”). Loans will be made only to NewCo after the Equity Contribution. If it is impracticable for NewCo to hold the Real Estate and Aircraft directly, CCI shall cause the owner(s) of the Real Estate and Aircraft (the “Real Estate and Aircraft Subsidiaries”) to (x) become direct, wholly-owned subsidiaries of NewCo, (y) guarantee the Facility on a senior basis and (z) grant a first priority security interest in the Real Estate and Aircraft to the Lender.

Facility; Use of Proceeds:	Senior secured credit facility (the “Facility”) in an amount (not to exceed $300 million) equal to the amount necessary to enable CCO, CC VI Operating Company, LLC (“CC VI”), Falcon Cable Communications, LLC (“CC VII”) and CC VIII Operating, LLC (“CC VIII Operating”) (each of the foregoing, an “Operating Company”) to create or preserve a 5% (or such higher percentage, not to exceed 10%, as may be reasonably determined by the Operating Companies) cushion with respect to the leverage ratio required for compliance under their respective credit facilities through March 31, 2004 (after giving effect to the actions reasonably available to the Operating Companies to cause compliance with financial covenants under the Operating Company credit facilities, as identified on Appendix D hereto). Prior to the Equity Contribution, loans under the Facility will only be made available to CC VII Holdings (collectively, the “CC VII Loans”).

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After the Equity Contribution, loans under the Facility will only be made available to NewCo (collectively, the “NewCo Loans”, and, together with the CC VII Loans, the “Loans”). For purposes of this Term Sheet, “Borrower” shall refer (1) with respect to all CC VII Loans, to CC VII Holdings, and (2) with respect to all NewCo Loans, to NewCo.

Upon the Equity Contribution, the Lender, NewCo and the Borrower shall, in good faith, negotiate to cause (a) the Loans and all other obligations to be assumed by NewCo and (b) CC VI Holdings and CC VII Holdings to be released from their obligations under the Facility. The assumption of the Loans and other obligations by NewCo and the release of CC VI Holdings and CC VII Holdings may be referred to hereinafter as the “Assumption.”

It shall be a condition to the Assumption that NewCo have no obligations to other persons or liens on its assets except to or in favor of the Lender and, to the extent all of the CCO equity has been transferred to NewCo, the lenders under the CCO credit facility (the “CCO Bank Facility”).

In connection with the Assumption, the interest rate shall be reduced to 12% per annum from and after the date of the Assumption and the maturity date shall be shortened to March 1, 2007.

The proceeds of each CC VII Loan will be invested in CC VII and CC VII will either repay revolving loans under the CC VII credit facility or, substantially concurrently with such investment, loan an amount equal to such Loan directly to Holdings or distribute an amount equal to such Loan to CC VII Holdings. If CC VII makes a distribution to CC VII Holdings, CC VII Holdings will then distribute such amount to Holdings. Holdings will utilize the amount of such loan or distribution to make direct or indirect investments in CCO, CC VI or CC VIII, LLC (“CC VIII”). The proceeds of each NewCo Loan will be used to fund direct or indirect investments in Operating Companies. Each investment by NewCo to an Operating Company will be funded through a separate NewCo Loan. Investments in Operating Companies funded with Loans will be used to repay revolving loans under the Operating Company credit facilities.

The Facility will include up to $100 million of letters of credit (the “Letters of Credit”), issued in replacement for letters of credit currently outstanding under the Operating Company credit facilities. Up to $85 million of such Letters of Credit will be directly issued for the account of CCO (outside of CCO’s credit facility), and guaranteed by NewCo, the Guarantors and the Lender. Such Letters of Credit will be issued by a financial institution to be determined, for the account of the Borrower, NewCo, CC VI Holdings, CC VIII and/or CCO (up to $85 million), and the

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Guarantors and the Lender (and if NewCo becomes the Borrower, NewCo) will guarantee the obligations of the Borrower, NewCo, CC VI Holdings, CC VIII and/or CCO to such financial institution. Upon any payment by the Lender with respect to such guarantee, the amount of such payment shall constitute (i) in the case of Letters of Credit issued for the account of CCO, a subrogation claim of the Lender against CCO guaranteed by the Borrower and the Guarantors and having terms identical to the Loans, (ii) in the case of Letters of Credit issued for the account of the Borrower, a Loan to the Borrower having the same terms as the other Loans, (iii) in the case of Letters of Credit issued for the account of CC VI Holdings and drawn prior to the Assumption, a loan to CC VI Holdings having the same terms as the other Loans, and (iv) in the case of Letters of Credit issued for the account of CC VIII and drawn prior to the Assumption, a Loan to CC VIII having the same terms as the other Loans.

The initial commitment (the “Commitment”) under the Facility shall be $300 million. Availability under the Commitment shall be reduced by the aggregate amount of (x) all outstanding Loans, (y) all outstanding Letters of Credit and (z) all drawings under Letters of Credit that have not been repaid to the Lender.

Loans and issuances of Letters of Credit may only be made during the last five business days of each fiscal quarter ending during the period of April 30, 2003 to (and including) March 31, 2004.

Usage of Loans under the Facility will only be permitted to the extent necessary to maintain such compliance (including the cushions referred to in “Facility; Use of Proceeds” above).

Lender:	Paul Allen, Vulcan Inc. and/or one of their affiliates or any combination of the foregoing.

Ranking and Security:	The Facility will constitute senior obligations of the Borrower and the Guarantors; provided that NewCo’s obligations shall be secured by a perfected lien on all of NewCo’s assets including, without limitation, the Real Estate and Aircraft (or, in the event that the Real Estate and Aircraft are not transferred to NewCo, the Facility will be guaranteed by the Real Estate and Aircraft Subsidiaries and such guarantees will be secured by a perfected first priority lien on the Real Estate and Aircraft) and, after consummation of the Equity Contribution, the equity interests in CCO, CC VI Holdings, CC VII Holdings and CC V and other subsidiaries of Holdings transferred to NewCo (collectively, the “Collateral”); provided, that the lien on such equity interests shall only be granted if such lien is not prohibited under the CCO Bank Facility (and NewCo shall use its commercially reasonable efforts to obtain a waiver or amendment of the CCO Bank Facility to the extent necessary to permit the grant of such lien). The liens on the Collateral in favor of the Lender shall be first priority liens, subject to no other liens or

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encumbrances, except that the equity interests of CCO and other entities owned by NewCo may be subject to a first priority lien in favor of the lenders under the CCO Bank Facility.

All the above-described liens shall be created on terms, and pursuant to documentation (prepared by the Lender’s counsel), reasonably satisfactory to the Lender and none of the Collateral shall be subject to any other pledges, security interests or mortgages (subject to customary exceptions to be determined, including the exception for the CCO Bank Facility described above). In connection therewith, no liens or other encumbrances of any kind shall be placed on any such Collateral so long as the Commitment Letter is in effect or the Facility is available, the Letters of Credit are outstanding or any Loans or drawings under the Letters of Credit are outstanding (subject to customary exceptions to be determined, including the exception for the CCO Bank Facility described above).

The Facility will also be secured on a pari passu basis by liens or security interests granted on any assets or properties (other than assets or properties of NewCo, which shall secure the Facility on a first priority basis, subject to the exception for the CCO Bank Facility described above) to secure any indebtedness of CCI, HoldCo, Holdings or any of their respective subsidiaries (other than the Operating Company credit facilities and other ordinary and customary exceptions to be determined).

Guarantees:	Senior guarantees of all Loans will be provided by CCI, Charter Communications Holding Company, LLC (“HoldCo”), Holdings, CC VI Holdings, CC VIII and the Real Estate and Aircraft Subsidiaries, if applicable, and senior guarantees of all CC VII Loans will be provided by NewCo (collectively, the “Guarantors”); provided that the Guarantee by CC VI Holdings shall be release by the Assumption. In addition, if any other subsidiary of CCI, HoldCo or Holdings guarantees any debt of CCI, HoldCo and Holdings or any of their respective subsidiaries (other than debt outstanding under the Operating Company credit facilities and other ordinary and customary exceptions to be determined), then such subsidiary shall guarantee the Facility on a senior basis. Notwithstanding the foregoing, the guarantees by CC VIII will be limited to the extent required by the CC V indenture.

Interest Rate:	13% per annum (subject to reduction to 12% per annum in the event of the Assumption); provided that to the extent the Operating Companies are not permitted under the Operating Company credit facilities to make amounts available to fund such interest payments in cash, then the portion of such interest that may not be paid in cash may be paid in kind at the rate of 15% per annum (subject to reduction to 14% per annum upon the Assumption). Any loans constituting interest so paid in kind shall otherwise be identical to the original loans.

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Interest will be calculated based on a year of 360 days and actual days elapsed.

Interest shall be paid quarterly in arrears on January 31, April 30, July 31 and October 31 of each year.

Default Rate:	Following an event of default, interest on the Loans and, to the extent permitted by law, overdue interest, as well as any other overdue amounts, shall accrue at the rate per annum which is 200 basis points above the rate then borne by the Loans. Such interest shall be payable on demand.

Amortization:	None, prior to maturity of the Loans.

Facility Fee:	1.5% of the amount of the Facility; as set forth in the Commitment Letter.

Letter of Credit Fees:	8% per annum, plus customary issuance fees.

Commitment Fee:	A per annum fee equal to 0.50% of the unutilized Commitment, payable quarterly in arrears commencing upon execution of the Definitive Documentation. Such fee shall be calculated based on a year of 360 days and actual days elapsed.

Maturity:	November 12, 2009; provided that in the event of the Assumption, the maturity date shall be March 1, 2007.

Call Protection; Optional Prepayment:	The Facility may be canceled by the Borrower at any time that no Loans or Letters of Credit are outstanding. The Loans may not be prepaid on or prior to March 31, 2004. Optional prepayments may be made in whole or in part at any time after March 31, 2004, on at least ten days prior written notice for a price equal to the outstanding principal amount thereof and all accrued interest thereon.

Offers to Purchase:	The Borrower shall, subject to exceptions to be negotiated, be required to offer to purchase the Loans, at par, plus accrued and unpaid interest, with (a) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property (including insurance and condemnation proceeds) by CCI, HoldCo, Holdings and any new holding companies that are parents of NewCo, (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property (including insurance and condemnation proceeds) by any subsidiary of NewCo, CCI, HoldCo or Holdings not referred to in clause (a) unless, within 5 business days of such sale or disposition, Holdings certifies to the Lender that it reasonably expects that all of the Operating Companies will be in compliance with their credit facilities for the four full fiscal quarters following the date of such sale or disposition, except to the extent used to permanently repay

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indebtedness under the Operating Company credit facilities, and (c) 100% of the net cash proceeds of issuances of debt obligations of CCI, HoldCo or Holdings and each of their respective subsidiaries, excluding borrowings under the Operating Company credit facilities (subject to the ability to use cash proceeds of debt issued by CCI, HoldCo, Holdings or, subject to compliance with the “Restrictions on the Creation of Holding Companies” covenant below, new holding companies that are parents of NewCo (in each case, without duplication) to repay outstanding indebtedness under the Operating Company credit facilities).

Conditions Precedent to Borrowing:	The effectiveness of the Facility and the Commitment is subject to the satisfaction or waiver by the Lender of the conditions set forth in Appendix B on the date of the initial Loan or issuance of a Letter of Credit (the “Closing Date”). Each issuance of Letters of Credit and each Loan under the Facility (including any Letters of Credit issued or Loans made on the Closing Date) is subject to the satisfaction or waiver by the Lender of the conditions set forth in Appendix C.

Representations and Warranties:	The Definitive Documentation relating to the Facility will contain representations and warranties that are usual and customary for transactions of this nature or reasonably required by the Lender for this transaction in particular (subject to customary exceptions, limitations and qualifications), including but not limited to (i) Corporate Existence and Power; (ii) Authorization, Execution and Enforceability of Material Agreements; (iii) Governmental Authorization; (iv) Non-Contravention of Laws or Material Agreements; (v) Financial Information; (vi) Litigation; (vii) Taxes; (viii) Subsidiaries; (ix) Not an Investment Company; (x) ERISA; (xi) Environmental; (xii) Permits and Licenses; (xiii) Leases; (xiv) Full Disclosure; (xv) Capitalization; (xvi) Solicitation; Access to Information; (xvii) Absence of Any Undisclosed Liabilities; (xviii) Historical Financial Statements; (xix) No Material Adverse Change; (xx) Absence of Defaults; Ability to Satisfy Drawing Conditions under Operating Company Credit Facilities during the current quarter (after giving effect to waivers/amendments under Operating Company credit facilities and the use of proceeds from any Loans or Letters of Credit made or issued under the Facility); (xxi) Governmental Regulations; and (xxii) Limitations on Activities of the Borrower, NewCo, CC VI Holdings and CC VIII.

It is acknowledged and agreed that the representations and warranties shall be similar to those contained in the Operating Company credit facilities except to the extent relating to the structure, terms and purpose of the Facility or covering the Borrower and Guarantors not subject to the Operating Company credit facilities.

Covenants:	The Definitive Documentation relating to the Facility will contain covenants that are usual and customary for transactions of this

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nature or reasonably required by the Lender for this transaction in particular (subject to customary exceptions, limitations and qualifications), including but not limited to covenants with respect to (i) Furnishing of Information; (ii) Use of Proceeds; (iii) Compliance with Laws; (iv) Insurance; (v) Restrictions on Indebtedness of NewCo, CCO, CC VI Holdings, CC VII Holdings, CC V and their respective subsidiaries; (vi) Restrictions on Dividends and Redemptions; (vii) Restrictions on the Sale of Assets; (viii) Restrictions on Business Activities; (ix) Restrictions on Transactions with Affiliates; (x) Restrictions on Merger or Consolidation by NewCo, CCO, CC V, CC VI Holdings, CC VII Holdings, CC VIII and their subsidiaries; (xi) Restrictions on Liens; (xii) Restrictions on Investments and Acquisitions; (xiii) Limitations on Activities of NewCo, CCO, CC V, CC VI Holdings, CC VII Holdings and their respective subsidiaries; (xiv) Restrictions on Significant Modifications or Restructurings of Existing Indebtedness of NewCo, CCO, CC V, CC VI Holdings, CC VII Holdings and their respective subsidiaries, (xv) Restrictions on the Creation of Holding Companies, and (xvi) Right of First Offer on Issuances of Equity by CCI or its Subsidiaries.

It is acknowledged and agreed that the covenants shall be similar to those contained in the Operating Company credit facilities with respect to the borrowers under the Operating Company credit facilities and subsidiaries thereof.

The Restrictions on Indebtedness covenant will (i) prohibit additional indebtedness of CC VII Holdings, NewCo, CCVI Holdings and CC VIII, (ii) restrict indebtedness of other subsidiaries of CCI, HoldCo or Holdings that are subject to the Operating Company credit facilities, except indebtedness under the Operating Company credit facilities and other exceptions to be determined (including indebtedness permitted under the current Operating Company credit facilities) and, in each case, subject to protection of the structural seniority of the Facility, and (iii) require that any subsidiary of CCI shall guarantee the Facility on a senior basis as provided above under “Guarantees.”

The Restrictions on the Sale of Assets Covenant will (a) restrict sales of assets outside the ordinary course of business by the Real Estate and Aircraft Subsidiaries, CCO, CC VI Holdings, CC VII Holdings, CC V and their respective subsidiaries, except for sales of assets by the Operating Companies to the extent permitted by the current Operating Company credit facilities and subject to compliance with the requirements of “Offers to Purchase” set forth above; provided that sales or issuances of equity interests in the Operating Companies or subsidiaries thereof to CCI and its subsidiaries will not be permitted except to other Operating Companies and subsidiaries thereof and (b) prohibit sales of assets by NewCo (provided that cash distributions will be permitted as provided below to pay interest on indebtedness of CCI, Holdings,

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HoldCo and, subject to compliance with the “Restrictions on the Creation of Holding Companies” covenant below, new holding companies that are parents of NewCo (in each case, without duplication) and management fees).

The Restrictions on the Creation of Holding Companies covenant will protect the structural seniority of the Facility as to all indebtedness of CCI, HoldCo, Holdings and their respective subsidiaries, except for indebtedness under the credit facilities, the Avalon bonds and other ordinary and customary exceptions to be determined. The covenant will prohibit the creation of new holding companies by NewCo, CCO, CC V, CC VI Holdings, CC VII Holdings and their respective subsidiaries. The covenant will permit the creation of additional holding companies as direct or indirect subsidiaries of Holdings so long as 100% of the equity interests in CCO, CC V, CC VI Holdings and CC VII Holdings have been contributed to NewCo prior to the formation of any such holding companies. The covenant will not restrict the creation of holding companies that are subsidiaries of CCI and parent companies of Holdings (or NewCo, after the Equity Contribution), so long as before any equity interests are offered to any person other than a wholly-owned subsidiary of HoldCo, they are first offered to Vulcan as set forth in “The Right of Offer on Issuances of Equity by CCI to is Subsidiaries Covenant.” All new holding company subsidiaries of CCI will guarantee the Facility on a senior basis. No transfer by Holdings of its equity interests in CCO, CC V, CC VI Holdings and CC VII Holdings will be permitted except to NewCo. After the Equity Contribution, CCO, CC V, CC VI Holdings and CC VII Holdings will be direct wholly-owned subsidiaries of NewCo, and NewCo will not be permitted to transfer such equity interests.

The Right of First Offer on Issuances of Equity by CCI or its Subsidiaries covenant will prohibit the issuance of any equity interests of CCI or any of its subsidiaries to any person (other than NewCo) unless the Lender is first offered the opportunity to acquire such equity interests on the same (or, in the case of issuances for other than cash, economically equivalent) terms to be provided to any other person or entity, and the Lender declines to acquire such interests for 30 days after such offer is made. This will be subject to customary exceptions, including for issuance of options to employees.

The Restrictions on Liens Covenant will (a) require the granting of liens on the assets of NewCo and the Real Estate and Aircraft Subsidiaries, as provided under “Ranking and Security” and otherwise prohibit the creation of any other liens on the assets of NewCo or the Real Estate and Aircraft Subsidiaries; provided that the equity interests of CCO and other entities owned by NewCo may be subject to a first priority lien in favor of the lenders under the CCO Bank Facility, (b) to the extent not prohibited by the

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Operating Company credit facilities, restrict the creation of liens by CCV, CC VI Holdings, CC VII Holdings, and their respective subsidiaries, and (c) require that CCI and its subsidiaries (other than NewCo, CCO, CC V, CC VI Holdings, CC VII Holdings and their respective subsidiaries) secure the Facility as set forth above under “Ranking and Security.”

The Restrictions on Investments and Acquisitions Covenant will restrict investments and acquisitions by NewCo, CCO, CC V, CC VI Holdings, CC VII Holdings and their respective subsidiaries but will permit investments by Operating Companies in other Operating Companies and other investments, in each case, to the extent permitted by the Operating Company credit facilities; provided that, notwithstanding the foregoing, investments in CCI and its subsidiaries (other than NewCo and its subsidiaries) will be prohibited except for guarantees of the Facility and investments by CC VII in Holdings from the proceeds of any CC VII Loans.

The Restrictions on Significant Modifications or Restructurings of Existing Indebtedness covenant will permit amendments and refinancings of the Operating Company credit facilities and the Avalon bonds, so long as such amendments or modifications do not (a) modify the dividend covenants, (b) the Change of Control defaults or covenants in any manner that increases the threshold for control, (c) the financial covenants (subject to the right of the Operating Companies to modify existing financial covenant ratios or to give effect to the impact of accounting adjustments on such financial covenants), or (d) the transaction with affiliates covenants (to the extent relating to the Facility, the Equity Contribution or the other transactions contemplated hereby), in each case, (1) in a manner that is materially adverse to the Lender and (2) restricts, limits or impairs (x) the ability of the Operating Companies to distribute funds to NewCo, CC VI Holdings, CC VII Holdings or CC VIII, or (y) the operation or effectiveness of covenants and structural protections contained in the Facility.

The Restrictions on Dividends and Redemptions covenant will prohibit dividends, distributions and redemptions by (a) NewCo, CCO, CC VI Holdings, CC VII Holdings, CC V and their respective subsidiaries prior to the Assumption, (b) NewCo and its subsidiaries after the Assumption, if 100% of the equity interests of CCO are contributed to NewCo prior to the Assumption, and (c) NewCo, CCO and their respective subsidiaries after the Assumption, if 100% of the equity interests of CCO are not contributed to NewCo prior to the Assumption; provided that distributions to pay interest on indebtedness of CCI, Holdings, HoldCo and, subject to compliance with the “Restrictions on the Creation of Holding Companies” covenant above, new holding companies that are parents of NewCo (in each case, without duplication) and management fees will be permitted to the extent permitted under the Operating Company credit facilities so long as

9

(a) no Default or Event of Default shall have occurred and be continuing and (b) the Total Leverage Ratio and Interest Coverage Ratio (in each case modeled after the comparable ratios under the credit facilities, with appropriate adjustments) at the time of such distribution is less than (in the case of the Total Leverage Ratio) or greater than (in the case of the Interest Coverage Ratio) an amount to be determined.

Financial Covenants:	The Definitive Documentation relating to the Facility will contain a Total Leverage Covenant and Interest Coverage Covenant, in each case modeled after the comparable covenants in the Operating Company credit facilities, with appropriate adjustments to be determined. The Total Leverage Ratio and Interest Coverage Ratio will be calculated for (x) the Borrower, CC VI Holdings and CC V prior to the Equity Contribution and (y) NewCo subsequent to the Equity Contribution. When CCO is contributed to NewCo, appropriate adjustments will be made to the Total Leverage Ratio and Interest Coverage Ratio.

Events of Default:	The Definitive Documentation relating to the Facility will contain Events of Default that are usual and customary for transactions of this nature or reasonably required by the Lender for this transaction in particular, including, but not limited to, the following (but subject to customary exceptions, qualifications and grace periods): (i) the failure of the Borrower to pay principal, interest or fees on the Loans or other amounts under the Facility when due; (ii) a default in (x) the payment of principal when due, (y) the payment of interest when due after giving effect to any applicable grace period or (z) a non-payment default which causes, or permits the holders of indebtedness to cause, after giving any required notice, such indebtedness to become due prior to its stated maturity, in each case, under any instrument or instruments governing indebtedness of CCI, HoldCo, Holdings, NewCo, CC VII Holdings, CC VI Holdings, or CC VIII or any of their subsidiaries; (iii) final judgments aggregating in excess of a threshold amount to be agreed rendered against CCI, HoldCo, Holdings, NewCo, CC VII Holdings, CC VI Holdings or CC VIII or any of their subsidiaries; (iv) certain events of bankruptcy, insolvency or reorganization with respect to CCI, HoldCo, Holdings, NewCo, CC VII Holdings, CC VI Holdings or CC VIII or any of their subsidiaries; (v) misrepresentations in the Definitive Documentation relating to the Facility; (vi) Change of Control (to be defined but, in any event, to exclude any Change of Control caused by Lender (or any of its affiliates other than CCI and its subsidiaries); (vii) defaults under material agreements or material loss of licenses; or (viii) non-compliance with any covenant in the Definitive Documentation relating to the Facility.

Expenses and Indemnification:	All reasonable out-of-pocket costs of the Lender associated with the Facility are to be paid by the Borrower whether or not any funds are drawn thereunder; provided that expenses to be reimbursed through

10

the date of execution of the Definitive Documentation shall not exceed $1,000,000.

The Borrower and the Guarantors will indemnify the Lender and its officers, directors, employees, affiliates and agents collectively (“indemnified persons”) and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to those matters set forth in the Definitive Documentation relating to the Facility, including, without limitation, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Facility, the formation of NewCo or any transactions connected therewith (including, without limitation, the Equity Contribution), provided that no indemnified person will be indemnified for such costs, expenses and liabilities (a) arising from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision, or (b) to the extent they relate to the duties owed by an indemnified person or any of its affiliates as a director or stockholder of CCI, including any claims that arise out of any claim that the transactions contemplated hereby involve interested director transactions.

Transfers:	The Notes and the commitments shall not be transferable, other than to any affiliate of the Lender, without the prior written consent of the Borrower, which may not be unreasonably withheld.

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APPENDIX A

Charter Communications, Inc.
("Charter")
Charter Communications Holding Company, LLC ("Holdco")
Charter Communications Holdings, LLC ("Holdings")
NewCo
Charter Communications Operating, LLC
Charter Communications VII, LLC
CC V Holdings, LLC
CC VI Holdings, LLC
Charter Communications Ventures, LLC
CC Systems, LLC
CC Fiberlink, LLC

A-1

APPENDIX B

Conditions to Effectiveness of Facility on Closing Date

     The effectiveness of the Facility on the Closing Date is subject to the execution of definitive documentation (the “Definitive Documentation”) and to satisfaction, on or prior to the Closing Date, of the conditions precedent reasonably deemed appropriate by the Lender for leveraged financings generally and for the Facility in particular including, without limitation, the following:

(a)	The Definitive Documentation shall be prepared by counsel to the Lender and shall be in form and substance reasonably satisfactory to the Lender in all respects. The Definitive Documentation shall be in full force and effect;

(b)	CCI, Holdings and the Operating Companies shall have consummated the actions reasonably available to the Operating Companies to cause compliance with financial covenants under the Operating Company credit facilities, as summarized in Appendix D hereto, with respect to the quarter ending March 31, 2003, and each subsequent quarter prior to the Closing Date;

(c)	All limited liability company, corporate and other proceedings relating to the formation of NewCo and the financings and the other transactions contemplated hereby shall be reasonably satisfactory to the Lender and its counsel in all respects;

(d)	Receipt of all material governmental and third party consents and approvals necessary or desirable in connection with the formation of NewCo, the financings and the other transactions contemplated hereby;

(e)	There shall be no material adverse change in the facts and information previously provided to the Lender;

(f)	All representations and warranties contained in the Definitive Documentation shall be true and correct. Such representations and warranties will include, without limitation, representations and warranties as to:

(i)	Absence of any material adverse effect on or change in, or any event, development or circumstance that could reasonably be expected to have a material adverse effect on or change in, the business, property, operations, income or condition (financial or otherwise) of any of (1) CC VII Holdings, CC VI Holdings, CC VIII and NewCo, (2) Holdings, (3) CCI, (4) HoldCo, (5) CCO and its subsidiaries, taken as a whole, (6) CC VI and its subsidiaries, taken as a whole, (7) CC VII and its subsidiaries on a consolidated basis, or (8) CC VIII and its subsidiaries, taken as a whole since (x) December 31, 2002, in the case of the CC VII Holdings, CC VI Holdings, CC VIII, NewCo, Holdings, CCI and HoldCo, (y) December 31, 2000, in the case of CCO, CC VII and CC VIII Operating and (z) June 30, 1999, in the case of CC VI;

(ii)	Absence of any material adverse effect on, or any event, development or circumstance that could reasonably be expected to have a material adverse effect on, (x) the validity or enforceability of any material provision of the Definitive Documentation or the material rights and remedies of the Lender thereunder or (y) the ability of the Borrower and the Guarantors to perform their obligations under the Definitive Documentation;

(iii)	Absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations, income or condition (financial or otherwise) of any of (1) the Borrower, (2) Holdings, (3) CCI, (4) HoldCo, (5) CCO and its subsidiaries, taken as a whole, (6) CC VI and its subsidiaries, taken as a whole, (7) CC VII its subsidiaries on a consolidated basis, and (8) CC VIII and its subsidiaries, taken as a whole or (b) the validity or enforceability of any material provision of the Definitive Documentation or the material rights and remedies of the Lender thereunder or the ability of the Borrower and the Guarantors to perform their obligations under the Definitive Documentation; and

(iv)	Accuracy of the matters set forth in clause (j) below.

The Lender acknowledges that the conditions set forth above in clauses (i) through (iii) of this clause (f) shall not fail to be satisfied solely as a result of information actually known to the Lender as of April 14, 2003 or disclosed in public filings made by CCI or any of its subsidiaries with the Securities and Exchange Commission on or prior to April 14, 2003; provided that events, developments or circumstances arising after April 14, 2003 or resulting in changes to information actually known or contained in such filings as of April 14, 2003 may result in such conditions not being satisfied.

The Lender, CCI and the Borrower acknowledge that the conditions set forth in clauses (i), (ii) and (iii) above shall be satisfied, to the extent relating to the Operating Companies, so long as each of the Operating Companies satisfies the analogous conditions/representations in the Operating Company credit facilities. Such conditions/representations shall also be satisfied with respect to the Borrower and the Guarantors so long as (i) each of the Operating Companies satisfies the analogous conditions/representations in the Operating Company credit facilities and (ii) there are no other events, developments or circumstances relating to the Borrower and the Guarantors which result in the conditions/representations above failing to be satisfied with respect to the Borrower and the Guarantors.

(g)	The Lender shall have received satisfactory opinions of counsel to the Borrower, the Guarantors and their respective subsidiaries as to the transactions contemplated hereby, and such resolutions, certificates and other documents as the Lender shall reasonably request;

(h)	Absence of any Event of Default under the Definitive Documentation or event that, with notice and/or the passage of time, would become an Event of Default;

(i)	Holdings shall have received a fairness opinion in connection with the Facility, the Loans and the transactions contemplated hereby, as required under the high yield bonds of Holdings (the “Holdings Bonds”); and

(j)	The Lender shall be reasonably satisfied that no default or event of default shall exist under the Holdings Bonds, the convertible notes of CCI (the “CCI Convertible Notes”), the Avalon bonds, the Renaissance Media Bonds or the Operating Company credit facilities on the Closing Date.

APPENDIX C

Conditions to Each Drawdown and Letter of Credit Issuance

     Each drawdown of Loans and Letter of Credit issuance is subject to the satisfaction, on the date of such borrowing or issuance, as applicable, of the conditions precedent deemed appropriate by the Lender for leveraged financings generally and for the Facility in particular including, without limitation, the following:

(a)	Each drawdown of Loans and Letter of Credit issuance shall be made during the last five business days of a fiscal quarter ending during the period of June 30, 2003 to (and including) March 31, 2004 and shall be used to repay revolving loans under the Operating Company credit facilities prior to the end of the fiscal quarter in which such Loan is made and, in the case of Letters of Credit, to replace letters of credit issued under the Operating Company credit facilities prior to the end of the fiscal quarter in which such Letter of Credit is issued;

(b)	CCI, Holdings and the Operating Companies shall have consummated the actions reasonably available to the Operating Companies to cause compliance with financial covenants under the Operating Company credit facilities, as summarized in Appendix D hereto, with respect to the quarter in which such drawdown or issuance is requested;

(c)	The Borrower shall have provided, at least five business days prior to each drawdown of Loans and Letter of Credit issuance, a request for borrowing or issuance containing a certification as to the satisfaction of the conditions precedent set forth herein as well as calculations showing that, after giving effect to such drawdown of Loans or Letter of Credit issuance, the Borrower reasonably expects each Operating Company to be in compliance with all financial covenants contained in the Operating Company credit facilities, in each case with respect to the quarter in which such drawdown or issuance is requested. Such certification and calculations shall be reasonably satisfactory to the Lender;

(d)	All representations and warranties contained in the Definitive Documentation shall be true and correct in all material respects. Such representations and warranties will include, without limitation, representations and warranties as to:

(i)	Absence of any material adverse effect on or change in, or any event, development or circumstance that could reasonably be expected to have a material adverse effect on or change in, the business, property, operations, income or condition (financial or otherwise) of any of (1) NewCo, CC VII Holdings, CC VI Holdings, or CC VIII, (2) Holdings, (3) CCI, (4) HoldCo, (5)CCO and its subsidiaries, taken as a whole, (6) CC VI and its subsidiaries, taken as a whole, (7) CC VII and its subsidiaries on a consolidated basis, or (8) CC VIII Operating and its subsidiaries, taken as a whole since (x) December 31, 2002, in the case of the CC VII Holdings, NewCo, CC VI Holdings, CC VIII, Holdings, CCI and HoldCo, (y) December 31, 2000, in

the case of CCO, CC VII and CC VIII Operating and (z) June 30, 1999, in the case of CC VI;

(ii)	Absence of any material adverse effect on, or any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on, (x) the validity or enforceability of any material provision of the Definitive Documentation or the material rights and remedies of the Lender thereunder or (y) the ability of the Borrower and the Guarantors to perform their obligations under the Definitive Documentation;

(iii)	Absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, operations, income or condition (financial or otherwise) of any of (1) CC VII Holdings, NewCo, CC VI Holdings or CC VIII, (2) Holdings, (3) CCI, (4) HoldCo, (5) CCO and its subsidiaries, taken as a whole, (6) CC VI and its subsidiaries, taken as a whole, (7) CC VII its subsidiaries on a consolidated basis, and (8) CC VIII and its subsidiaries, taken as a whole or (b) the validity or enforceability of any material provision of the Definitive Documentation or the material rights and remedies of the Lender thereunder or the ability of the Borrower and the Guarantors to perform their obligations under the Definitive Documentation; and

(iv)	Accuracy of the matters set forth in clause (g) below.

The Lender acknowledges that the conditions set forth above in clauses (i) through (iii) of this clause (d) shall not fail to be satisfied solely as a result of information actually known to the Lender as of April 14, 2003 or disclosed in public filings made by CCI or any of its subsidiaries with the Securities and Exchange Commission on or prior to April 14, 2003; provided that events, developments or circumstances arising after April 14, 2003 or resulting in changes to information actually known as of April 14, 2003 may result in such conditions not being satisfied.

The Lender, CCI and the Borrower acknowledge that the conditions set forth in clauses (i), (ii) and (iii) above shall be satisfied, to the extent relating to the Operating Companies, so long as each of the Operating Companies satisfies the analogous conditions/representations in the Operating Company credit facilities. Such conditions/representations shall also be satisfied with respect to the Borrower and the Guarantors so long as (i) each of the Operating Companies satisfies the analogous conditions/representations in the Operating Company credit facilities and (ii) there are no other events, developments or circumstances relating to the Borrower and the Guarantors which result in the conditions/representations above failing to be satisfied with respect to the Borrower and the Guarantors.

(e)	Absence of any Event of Default under the Definitive Documentation or event that, with notice and/or the passage of time, would become an Event of Default;

(f)	With respect to any drawings in the quarter ending March 31, 2004, the Lender shall have received the consolidated financial statements of CCI and Holdings and the consolidated financial statements of each of the Operating Companies for the fiscal year ended December 31, 2003, including balance sheets as of the end of such fiscal year and income and cash flow statements for such fiscal year, audited by KPMG and prepared in conformity with GAAP, together with the reports thereon, which financial statements shall not include any “going concern” qualification or similar qualification or exception as to CCI, Holdings, any Operating Company or any subsidiary thereof; and

(g)	The Lender shall be reasonably satisfied that no default or event of default shall exist under the Holdings Bonds, the CCI Convertible Notes, the Avalon bonds, the Renaissance Media Bonds or the Operating Company credit facilities on the date of drawdown or issuance or is reasonably expected to occur in the fiscal quarter in which such drawdown or issuance is to occur.

APPENDIX D

Covenant Compliance Transactions

•	Utilization of available cash to pay down debt under the Operating Company credit facilities, subject to maintaining appropriate cash balances as reasonably determined by the Operating Companies

•	Repayment of intercompany debt, subject to reserves to pay interest on the CCI Convertible Notes

•	Investments or distributions from CC VII to the extent it has a 5% (or such higher percentage, not to exceed 10%, as may be reasonably determined by CC VII) cushion under the leverage ratio of its credit facility to Holdings to be utilized to make investments in Operating Companies that do not have such cushion, subject to availability under its credit facility and available cash or cash equivalents.

D-1